Exhibit 99.1

TNMP Announces Early Results of Exchange
Offer and Extension of Early Participation Date

(ALBUQUERQUE, N.M.) - As previously announced, PNM Resources' (NYSE: PNM) Texas utility, Texas-New Mexico Power Company (the “Company”), has made an offer to eligible holders to exchange (the “Exchange Offer”) any and all of the Company's $265,500,000 aggregate principal amount outstanding 9.50% First Mortgage Bonds, due 2019, Series 2009A (the “Existing Bonds”), for a new series of 6.95% First Mortgage Bonds, due 2043, Series 2013A (the “New Bonds”) and cash. The Exchange Offer is being made pursuant to the confidential offering memorandum dated as of March 6, 2013 and the related letter of transmittal, which together set forth the terms and conditions of the Exchange Offer.

The early participation date, previously scheduled for 5:00 p.m., New York City time on Tuesday, March 19, 2013, has been extended to 5:00 p.m., New York City time on April 2, 2013, unless further extended by the Company (as extended hereby and subject to further extension, the “Early Participation Date”). For eligible holders of Existing Bonds who tender their Existing Bonds at or before the Early Participation Date, the Company is offering consideration of $1,000 aggregate principal amount of New Bonds and $140 of cash (the “Total Early Exchange Consideration”), for each $1,000 principal amount exchanged. The Exchange Offer will expire at the extended Early Participation Date. While the Exchange Offer has been amended to extend the Early Participation Date, withdrawal rights have not been extended. Withdrawal rights terminated at 5:00 p.m., New York City time, March 19, 2013. As of that time, approximately $92 million aggregate principal amount of the Existing Bonds were tendered and not withdrawn. All other terms of the Exchange Offer are unchanged.

The Exchange Offer is being made only to holders of Existing Bonds who certify their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933 (“Securities Act”), or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act.

The New Bonds to be issued in the Exchange Offer have not been and will not be registered under the Securities Act or any state securities law. Therefore, the New Bonds may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
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TNMP Extends Exchange Offer             3-19-2013                pg. 2 of 2

This announcement is not an offer to issue or exchange any of the foregoing bonds. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdiction as is permitted under applicable law.

CONTACTS:
Analysts                        Media
Jimmie Blotter                        Valerie Smith
(505) 241-2227                    (505) 241-2892

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements, including statements about the ability to complete the exchange offer, which are subject to the inherent uncertainties in predicting future results and conditions. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally and for the Company's indebtedness in particular. Some of these and other important factors are discussed in our annual and quarterly reports previously filed with the Securities and Exchange Commission.

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